Exhibit 99.1

Comtech Telecommunications Corp. Announces $150.0 Million Cash Redemption and $50.0 Million
Common Stock Conversion of Its 3.0% Convertible Senior Notes

MELVILLE, N.Y., May 6, 2014 - Comtech Telecommunications Corp. (NASDAQ: CMTL) announced that, as of May 5, 2014, none of its 3.0% Convertible Senior Notes due 2029 (the “Notes”) remain outstanding. The Company utilized approximately $150.0 million of its cash and cash equivalents to redeem the majority of the Notes, and approximately $50.0 million principal amount of the Notes were converted into 1,570,904 shares of the Company’s common stock.

As a result of the redemption and partial conversion, as of May 6, 2014, the Company has no long-term debt and annual interest expense will be reduced by $6.0 million. The Company expects to continue to repurchase shares of its common stock pursuant to its stock repurchase program. All of the cash payments and the substantial majority of conversions into common stock took place in May 2014 (the Company’s fourth quarter). As of the end of its fiscal quarter ended January 31, 2014, the Company had $318.0 million of cash and cash equivalents and 15,641,947 shares of common stock outstanding.

Solely for the purpose of giving effect to the additional shares outstanding as a result of the conversion of $50.0 million principal amount of the Notes into shares of common stock, the Company's diluted earnings per share guidance, issued on March 6, 2014, is reduced by $0.02. Consistent with its normal practice, the Company will reflect any other updates for business activities or events occurring after March 6, 2014, including any stock repurchases it has and will continue to make, when it refreshes its fiscal year guidance in June 2014 in connection with the release of its results for the third fiscal quarter ended April 30, 2014.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, RF microwave amplifiers and mobile data communications. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
631-962-7000
info@comtechtel.com

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